Exhibit 99.1

Jupiter Wellness Applies for IND number from the US Food

and Drug Administration

Following positive results from the JW-100 investigator initiated trials for

Eczema, Jupiter Wellness to commence US FDA program

JUPITER, FL / ACCESSWIRE / August 16, 2021 / Jupiter Wellness, Inc. (NASDAQ:JUPW), today announced it has requested an IND number from the US Federal Drug Administration in preparation for a pre-IND submission to review preclinical and clinical studies for the use of JW-100 in the treatment of patients with mild to moderate eczema.

The preparation of the pre-IND briefing document has been co-ordinated by a team of scientific, clinical and regulatory experts at Applied Biology Inc., (Irvine, CA) in concert with pharmaceutical and manufacturing expertise at Jupiter Wellness Inc.

Jupiter Wellness previously reported that in a double-blinded, placebo controlled clinical trial of 55 patients using JW-100 was shown to significantly reduce ISGA scores in 50% of adult patients suffering from eczema after two weeks of use.

“The request of an IND number and filing of an IND is a natural step forward as we expand our clinical program and ultimately seek FDA approval for a prescription medicine for the treatment of eczema” said Dr Glynn Wilson, Chief Scientific Officer at Jupiter Wellness. “Jupiter Wellness is committed to providing rapid-and-consistent relief for the majority of people suffering from eczema.”

About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ:JUPW) is a leading developer of skin care therapeutics and treatments. The Company’s product pipeline of enhanced skin care therapeutics focuses on the endocannabinoid system to address indications including eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenue from a growing line of proprietary over-the-counter skincare products including its CaniSun™ sunscreen and other wellness brands sold through www.cbdcaring.com.

For additional information, please visit www.jupiterwellness.com. The Company’s public filings can be found at www.Sec.gov.

Safe Harbor Statement

To the extent any statements contained in this presentation of Jupiter Wellness, Inc. (the “Company”) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info

Phone: 561-244-7100

Email: info@JupiterWellness.com